GUGGENHEIM STRATEGIC OPPORTUNITIES FUND
COMMON SHARES ($0.01 PAR VALUE)
FIRST AMENDMENT
TO
CONTROLLED EQUITY OFFERINGSM SALES AGREEMENT

September 11, 2017

THIS FIRST AMENDMENT (this “Amendment”) to the Sales Agreement (defined below) is entered into on and as of September 11, 2017, by and among Guggenheim Strategic Opportunities Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund”), Guggenheim Funds Investment Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Cantor Fitzgerald & Co. (the “Agent”, and together with the Fund and Adviser, the “Parties”).  Capitalized terms used and not defined in this Amendment have the meanings ascribed thereto in the Sales Agreement.
WHEREAS, the Parties entered into that certain Controlled Equity OfferingSM Sales Agreement, dated December 7, 2016 (the “Sales Agreement”), with respect to the issuance and sale of up to 3,900,000 shares of the Fund’s common shares of beneficial interest, par value $0.01 per share, in at-the-market public offerings through the Agent;
WHEREAS, the Parties desire to amend the Sales Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1. The first sentence of Section 1 of the Sales Agreement is hereby amended and replaced in its entirety with the following:
The Fund agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may sell through CF&Co, acting as agent and/or principal, up to 7,013,325 (the “Shares”) of the Fund’s common shares of beneficial interest, $0.01 par value per share (the “Common Shares”) as the Fund and CF&Co shall mutually agree from time to time.
2. Each of the Fund and the Adviser represent to the Agent that it has duly authorized, executed and delivered this Amendment.
3. Except as modified and amended in this Amendment, the Sales Agreement shall remain in full force and effect.
4. This Amendment shall be governed by and construed in accordance with the law governing the Sales Agreement.
5. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

Very truly yours,

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND
By: /s/ Mark E. Mathiasen Name: Mark E. Mathiasen Title: Secretary

GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC
By: /s/ Amy J. Lee Name: Amy J. Lee Title: Senior Vice President and Secretary

ACCEPTED, as of the date first-above written:

CANTOR FITZGERALD & CO.
By: /s/ Jeffrey Lumby Name: Jeffrey Lumby Title: Senior Managing Director

Signature page to First Amendment to Controlled Equity OfferingSM Sales Agreement (GOF)